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                                                                    Exhibit 10.4

                                     NDD-094
                                LICENSE AGREEMENT

                                     between

                               Novartis Pharma AG,

                                  Novartis AG

                                      and

                          Vanda Pharmaceuticals, Inc.

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CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH
THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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                            NDD-094 LICENSE AGREEMENT

     This LICENSE AGREEMENT (the "Agreement") dated the 4th day of June, 2004 (the "Effective Date") by and between Novartis Pharma AG, a corporation organized and existing under the laws of Switzerland and having its principal office at Lichtstrasse 35, 4056 Basel, Switzerland ("Novartis"), Novartis AG, a corporation organized and existing under the laws of Switzerland and having its principal office at Lichtstrasse 35, 4056 Basel, Switzerland ("Novartis AG") and Vanda Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 47 Hulfish Street, Suite 310, Princeton, NJ 08542, The United States ("Vanda"). Novartis, Novartis AG and Vanda may be referred to herein individually as a "Party" and collectively as the "Parties".

                                  INTRODUCTION

     WHEREAS, Novartis AG owns or has rights to certain Novartis Patents (as defined below) and Novartis AG and Novartis each have rights to Novartis Know-How (as defined below) related to the Product (as defined below) and the Compound (as defined below), and each has the right to grant certain rights and licenses thereunder as set forth herein, and

     WHEREAS, Vanda has certain expertise in the development and commercialization of pharmaceutical products, and Vanda wishes to obtain certain licenses to the Compound for the purpose of developing and commercializing the Product, and

     WHEREAS, Novartis AG and Novartis each wish to grant a license to Vanda in respect of such development and commercialisation.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, the Parties to this Agreement mutually agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     For purposes of this Agreement, the following initially capitalized terms in this Agreement, whether used in the singular or plural, shall have the following meanings:

          1.1 "Affiliate" shall mean any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a specified person or entity. For purposes of this
     Section 1.1, "control" shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, control of at least fifty per cent (50%) of the voting rights at a meeting of the board of directors or direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the


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     maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. Notwithstanding the foregoing venture capital investors in Vanda shall not be considered Affiliates of Vanda.

          1.2 "Annex" or "Schedule" shall mean the annexes attached to the back of this Agreement. In the event of conflict between the drafting of the operative terms of the Agreement and the Annex, the operative terms of the Agreement shall prevail.

          1.3 "Back-up Compound" shall mean a compound currently available to Novartis and Novartis AG to be selected by Novartis in its sole discretion and offered by it to Vanda in the event that in the agreed opinion of Novartis and Vanda the Compound fails in a Phase II trial.

          1.4 "Business Day" shall mean any day on which banking institutions in New York, New York and Basel are open for business.

          1.5 "Commercialization" or "Commercialize" shall mean activities conducted by a Party either by itself or through a Third Party and directed to marketing, promoting, distributing, importing, exporting, offering for sale and selling a Product. When used as a verb, "Commercialize" means to engage in Commercialization.

          1.6 "Commercializing Party" shall mean Vanda, except that "Commercializing Party" shall mean Novartis as soon as Novartis has exercised either the Scenario II Option or the Scenario III Option and thereby has elected to Commercialize the Product.

          1.7 "Compound" shall mean the compound currently identified by Novartis and Novartis AG as NDD-094 or isomers or epimers thereof and any metabolites and salts thereof and more particularly described on Schedule 1.7.

          1.8 "Confidential Information" has the meaning set forth in Section
     8.1.

          1.9 "Controlled" or "Controls", when used in reference to intellectual property, shall mean the legal authority or right of a Party hereto (or any of its Affiliates) to grant a license or sublicense of intellectual property rights to another party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party infringing upon the intellectual property rights of a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

          1.10 "Co-Promotion Agreement" has the meaning set forth in Section 2.1(b).

          1.11 "Development Costs" shall mean all reasonable costs incurred by Vanda after the Effective Date in developing the Product in accordance with this Agreement, as set out in the Development Plan, which costs shall be proportionate and in line with the costs incurred by Vanda in commercializing other compounds at the same stage of development with equivalent sales and profit potential and including:


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          (a) all reasonable Out-of-Pocket Costs and expenses incurred;

          (b) the reasonable direct and indirect costs of internal scientific, medical or technical personnel (including personnel expenses, travel expenses and infrastructure costs but for the avoidance of doubt, not including the costs of managerial, financial, legal or business development personnel) engaged in such efforts, which costs shall be determined based on the FTE Rate, unless another basis is otherwise agreed by the Parties in writing

          (c) the reasonable costs and expenses of clinical supplies for such efforts, including without limitation (i) supply cost of clinical supplies of the Product; (ii) costs and expenses incurred to purchase and/or package comparator or combination drugs or devices; and (iii) costs and expenses of disposal of clinical samples;

          (d) the reasonable costs and expenses incurred in connection with manufacturing process development and validation, manufacturing scale-up and improvements, stability testing and quality assurance/quality control development; qualification and validation of Third Party contract manufacturers;

          (e) the reasonable direct and indirect costs of senior management of Vanda to the extent reasonably related to the Product and

          (f) all regulatory filing fees.

     1.12 "Development Plan" shall mean the detailed plan drafted by Vanda and showing its intentions and estimated costs with respect to the development of the Compound.

     1.13 "Effective Date" shall mean the date specified in the first paragraph of this Agreement.

     1.14 "EMEA" shall mean the European Agency for the Evaluation of Medicinal Products.

     1.15 "FDA" shall mean the U.S. Food and Drug Administration or its successor agency.

     1.16 "Field of Use" shall mean application to all conditions, disorders and diseases in humans.

     1.17 "First Commercial Sale" shall mean the first sale of a Product to a Third Party by a Party or an Affiliate or sublicensee of such Party in a country in the Territory following the obtaining of the applicable Regulatory Approval of such Product in such country.

     1.18 "FTE Rate" shall mean a rate of $ 200,000 per annum for the time of an employee for a full-time equivalent person year (consisting of a total of 2,000 hours per annum) of work, to be pro-rated on a daily basis (per annum amount to be divided by 250 to produce the rate per whole day consisting of eight hours) if necessary, such rate to include all travel expenses.


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     1.19 "Good Clinical Practice" shall mean the current Good Clinical Practice regulations promulgated by the FDA, published at 21 C.F.R. Part 50 and 56 as such regulations may be amended, and such comparable regulations or standards as may be applicable with respect to the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials outside the United States.

     1.20 "GMP" shall mean the current Good Manufacturing Practice regulations promulgated by the FDA, published at 21 C.F.R. Part 210 et seq., as such regulations may be amended, and such comparable regulations or standards as may be applicable with respect to Compound or Product(s) manufactured or sold outside the United States.

     1.21 "Investigational New Drug Application" or "IND" has the meaning set forth in Section 2.2(a).

     1.22 "Indemnified Party" has the meaning set forth in Section 10.3.

     1.23 "Indemnifying Party" has the meaning set forth in Section 10.3.

     1.24 "Infringement Claim" has the meaning set forth in Section 6.2(a).

     1.25 "Joint Development Committee" or "JDC" shall mean the joint global development committee to be set up by Vanda and Novartis to coordinate the development and registration efforts described in this Agreement.

     1.26 "Loss" has the meaning set forth in Section 10.1

     1.27 "Major Market Country" means each and any of the USA, Japan, UK, France, Germany, Italy and Spain.

     1.28 "NDA" or "New Drug Application" shall mean a new drug application and all amendments and supplements thereto filed with the FDA pursuant to 21 C.F.R.
Section 314, the EMEA or an equivalent Regulatory Authority in a Major Market Country, requiring such filing, and including all documents, data and other information concerning a pharmaceutical product which are necessary for the gaining of Regulatory Approval seeking permission to market and sell the Product in a Major Market Country.

     1.29 "NDA Acceptance" means the written notification by the FDA or its equivalent outside the United States, that the NDA has met all the criteria for filing acceptance pursuant to 21 C.F.R. Section 314.101 or such equivalent.

     1.30 "NDA Filing" means the first submission of the NDA to the FDA, EMEA or its equivalent in a Major Market Country.

     1.31 "Net Sales" shall mean the amount invoiced by or on behalf of a Party and its Affiliates and sublicensees for sales of the Product to Third Parties in the Territory in a bona fide arm's length transaction, less the following deductions in respect of the Product (each as determined in accordance with International Accounting Standards("IAS")) if not previously deducted or reimbursed or paid by a Third Party in the amount invoiced or received: (a) cash,


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and/or quantity discounts actually allowed or taken; (b) excise, sales and other consumption taxes and customs duties to the extent included in the invoice price (and excluding taxes based on Vanda's income); (c) all reasonable freight, postage and shipping, insurance and other transportation charges to the extent included in the invoice price to the customer; (d) all amounts repaid or credited by reason of rejections, return of goods or price adjustments, in each case specifically identifiable as relating to Product; (e) amounts incurred resulting from governmental (or an agency thereof) mandated rebate programs;(f) any Third Party rebates, administrative fees and chargebacks clearly and directly related to the sale of Product to the extent actually allowed as agreed by the parties in writing, any other specifically identifiable amounts included in Product's gross sales that were or ultimately will be credited and that are substantially similar to the items listed above. Sales from Novartis or Vanda to their Affiliates, Sublicensees or to each other shall be disregarded for purposes of calculating Net Sales.

          In the event that the Product is sold as part of a combination product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above in this Section) of the combination product by the fraction A/(A+B), where A is the weighted (by sales volume) average sale price of Product when sold separately in finished form and B is the weighted average sale price of the other product(s) sold separately in finished form. In the event that such average sale price cannot be determined for both Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be mutually agreed by the Parties within a reasonable period of time prior to the first Regulatory Approval of such combination product based on all relevant factors including relative cost and the relative value contributed by each component, and such agreement shall not be unreasonably withheld.

     1.32 "Novartis Know-How" shall mean any proprietary or nonproprietary information specific to the Compound or Product within the Field of Use and of a confidential nature necessary or useful for the manufacture, preparation or development of the Compound or Product Controlled by Novartis and/or Novartis AG during the term of this Agreement and shall include, without limitation, data, knowledge and information., including chemical, stability, pharmacological, toxicological, pre-clinical, clinical and manufacturing data, samples, documentation, analytical standards, and gene expression data, provided that Novartis Know-How shall not include [*].

     1.33 "Novartis Monthly Average Exchange Rate" shall mean for a currency, the mathematical average of Reuters Daily Rates between 9:00 a.m. and 10 a.m. Basel time and the official European Central Bank daily rate fixed at 2p.m. for each Business Day of a month, where applicable.

     1.34 "Novartis Patents" shall mean those Patents Controlled by Novartis AG claiming Compound, Product, or their metabolites or any formulation of Compound, processes, uses and intermediates of the foregoing, including those listed on Annex 3 attached hereto. For the avoidance of doubt, such Novartis Patents shall not include patents for [*].

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     1.35 "Out of Pocket Costs" shall mean, in accordance with International
Accounting Standards, expenses incurred by a Party and for the avoidance of doubt, not including pre-paid amounts and capital expenditure.

     1.36 "Patents" shall mean all rights under any patents or patent applications and any continuations, continuations-in-part, divisions, provisionals, substitutions, patents of addition, reissues, reexamination, renewals or extensions thereof (including any supplemental patent certificates) and any confirmation patent or registration patent and all foreign counterparts of any of the foregoing.

     1.37 "Payee" has the meaning set forth in Section 5.6.

     1.38 "Payor" has the meaning set forth in Section.5.6

     1.39 "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

     1.40 "Phase I Clinical Trial" shall mean the first phase of human clinical trials of a drug required by the FDA to gain evidence of safety for Product(s), as described in 21 C.F.R. 312(a), as may be amended and deemed to commence on the date that the first patient is first dosed by or on behalf of Vanda.

     1.41 "Phase II Clinical Trials" shall mean that portion of the FDA submission and approval process which provides for the initial trials of a Product on a limited number of patients for the purposes of determining dose and, evaluating safety and efficacy in the proposed therapeutic indication, as more fully defined in 21 C.F.R. 312.21(b) as may be amended and deemed to commence on the date that the first patient is first dosed by or on behalf of Vanda.

     1.42 "Phase III Clinical Trials" shall mean that portion of the FDA submission and approval process which provides for the continued trials of a Product on sufficient numbers of patients to generate safety, efficacy and pharmacoeconomic data to support regulatory approval in the proposed therapeutic indication, as more fully defined in 21 C.F.R. 312.21(c) as may be amended and deemed to commence on the date that the first patient is first dosed by or on behalf of Vanda (and Novartis, if applicable).

     1.43 "Primary Market Research Development" shall mean all market research activity undertaken by the Commercialising Party prior to the First Commercial Sale.

     1.44 "Product" shall mean a formulated pharmaceutical product containing the Compound or Back-up Compound as an active ingredient and packaged for the use by the ultimate consumer.

     1.45 "Reasonable Commercial Efforts" shall mean the efforts and resources normally used in the pharmaceutical industry by companies employing best practice and the highest commercial standards for a product with equivalent sales and profit potential.


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     1.46 "Regulatory Approval" shall mean, with respect to a country or group of countries in the Territory, all authorizations by the appropriate Regulatory Authority, governmental entity or entities necessary for commercial sale of a Product in that country or group of countries including, without limitation and where applicable, approval of labeling, price, reimbursement and manufacturing.

     1.47 "Regulatory Authority" shall mean the FDA, EMEA or any other counterpart or additional governmental or regulatory agencies responsible for applicable Regulatory Approvals.

     1.48 "Scenario I Option" has the meaning set forth in Section 2.2(c).

     1.49 "Scenario II Option" has the meaning set forth in Section 2.2(a).

     1.50 "Scenario III Option" has the meaning set forth in Section 2.2(b).

     1.51 "Sublicensee" shall mean a Person, other than a Vanda Affiliate, to whom Vanda grants any right or license to use Novartis Patents or Novartis Know-How or to make, use or sell any Product under all or part of Novartis' Patents or Novartis' Know-How in the Territory.

     1.52 "Supply Agreement" has the meaning set forth in Section 3.2.

     1.53 "Support" or "Supporting" shall mean the preparation, filing, prosecution, maintenance, renewal and defense of a Patent.

     1.54 "Term" has the meaning set forth in Section 9.1(a).

     1.55 "Territory" shall mean all the countries and territories of the world.

     1.56 "Third Party" shall mean any Person or other entity other than Vanda, Novartis, Novartis AG or their respective Affiliates of rights conveyed under this Agreement.

     1.57 "Valid Claim" shall mean (i) an unexpired or issued claim of a Novartis Patent which claim has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (ii) pending patent application that is a Novartis Patent Right, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application.

     1.58 "Vanda Technology" means all Patents and know-how that are (i) generated, identified, discovered, created or made by Vanda, its employees or a Third Party on behalf of Vanda, (ii) controlled by Vanda, and (iii) necessary to manufacture, use, research, develop, sell or seek regulatory approval, including, without limitation, manufacturing processes, formulations, modes of delivery and methods of use for the Compound, Back-up Compound, or Products developed by Vanda pursuant to its development work with the Compound or the Back-up Compound.


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                                    ARTICLE 2
                                     LICENSE

     2.1 Grant to Vanda.

          (a) Subject to the terms and conditions of this Agreement, on the Effective Date, Novartis and Novartis AG hereby grant to Vanda an exclusive license, with the right to sublicense with the prior written consent of Novartis and Novartis AG, such consent not to be unreasonably withheld, under the Novartis Patents and Novartis Know-How, to develop, use, make and have made Compound and Product in the Field of Use and in the Territory.

          (b) Subject to the Scenario II Option pursuant to Section 2.2 (a) and Scenario III Option pursuant to Section 2.2 (b) and the Co-Promotion Option pursuant to Section 2.3 (a) and (b), Vanda shall have an exclusive license to Commercialize the Compound and Product, with right to sublicense without consent.

          (c) Novartis AG and Novartis retain all rights to Novartis Patents and Novartis Know-How except to the extent explicitly granted to Vanda hereunder.

     2.2 Option.

          (a) Scenario II Option. Upon the execution of this Agreement, Vanda agrees and undertakes that it shall commence Phase II Clinical Trials for the Product on [*]. Vanda shall be responsible for the conduct and financing of each of the Phase I Clinical Trials and Phase II Clinical Trials which it elects to conduct. Within three (3) months of the completion of the Phase II Clinical Trials, Vanda shall provide Novartis with a full written report of the results of the Phase II Clinical Trials, including the conclusions thereof. Upon request by Novartis, Vanda shall make available to Novartis any source data reasonably necessary for Novartis to determine whether to exercise the Scenario II Option. Novartis shall have sixty (60) Business Days immediately following the delivery to Novartis of the final Phase II Clinical Trial report to provide notice of exercise to Vanda stating, that Novartis wishes to co-develop and Commercialize the Product (the "Scenario II Option").

          Upon exercise of the Scenario II Option, Novartis shall take over the Investigational New Drug Application with the FDA or such other application filed with any other Regulatory Authority ("IND") and Novartis shall be responsible for the overall development and regulatory filings for the Product in the Territory. After the exercise of the Scenario II Option, Vanda shall remain responsible for continuing to conduct the development of the Product(s) in accordance with the Development Plan as approved by the JDC. As per Section
4.2 below Novartis shall take over the Chairman of the JDC immediately after the exercise of the Scenario II Option. Subject only to the option to co-promote in
Section 2.3 (c) below, under Scenario II Novartis and its Affiliates shall have the exclusive rights for the Commercialisation of the Compound or Product and Vanda shall grant Novartis an exclusive license under the Vanda Technology.

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          Upon the exercise of the Scenario II Option by Novartis the Scenario I
Option, pursuant to Section 2.2(c) below and Scenario III Option pursuant to
Section 2.2(b) below as well the Co-Promotion Option pursuant to Section 2.3(a) and (b) shall be deemed expired.

          (b) Scenario III Option. In the event that Novartis does not exercise its Scenario II Option, Vanda will consider the results of the Phase II Clinical Trial and may elect to commence Phase III Clinical Trials for the Product within [*] of the delivery of the final Phase II Clinical Trial report to Novartis. Vanda shall provide written notice of such election to Novartis. Upon such election, Vanda shall be responsible for the conduct and financing of the Phase III Clinical Trials. If Novartis does not receive such election notice within the twelve (12) months period, Novartis may terminate this Agreement according to Section 9.3. Within three months of the completion of the Phase III Clinical Trials, Vanda shall provide Novartis with a full written report of the results of the Phase III Clinical Trials, including the conclusions thereof. The Phase III Clinical Trials shall be performed in accordance with a plan reviewed with the relevant Regulatory Authority in a post Phase IIB meeting and be approved by the JDC. Upon request by Novartis Vanda shall make available to Novartis any source data reasonably necessary for Novartis to determine whether to exercise the Scenario III Option. Novartis shall have sixty (60) Business Days immediately following the delivery to Novartis of the final Phase III Clinical Trials report to provide written notice to Vanda of exercise stating, Novartis wishes to Commercialize the Product (the "Scenario III Option").

          Upon exercise of the Scenario III Option, Novartis shall take over the Investigational New Drug application with the FDA or such other application filed with any other Regulatory Authority ("IND") and Novartis shall be responsible for the overall development and regulatory filings for the Product in the Territory. As per Section 4.2 below Novartis shall take over the Chairman of the JDC immediately after the exercise of the Scenario III Option. Subject only to the option to co-promote in Section 2.3(c) below, under Scenario III Novartis and its Affiliates shall have the exclusive rights for the Commercialisation of the Compound or Product and Vanda shall grant Novartis and exclusive license under the Vanda Technology.

          Upon the exercise of the Scenario III Option by Novartis the Scenario I Option pursuant to Section 2.2(c) below and the Co-Promotion Option pursuant to Section 2.3(a) and (b) shall be deemed expired.

          (c) Scenario I Option. In the event that Novartis does not exercise the Scenario II Option or the Scenario III Option, Novartis shall be deemed to have exercised the Scenario I Option. Under Scenario I Vanda shall be fully responsible for the entire development, manufacturing and Commercialisation of the Compound and the Product. Subject to the option to co-promote in Section 2.3(a) and (b) below, under Scenario I Novartis shall have no right or obligation to the Commercialisation of the Compound or Product. Within three months of the last date for Novartis to exercise the Scenario III Option, but did not exercise such option, Vanda shall submit to Novartis a detailed commercialisation plan demonstrating the planned application of Reasonable Commercial Efforts.

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          (d) Good Clinical Practices. All Phase I Clinical Trials, Phase II
Clinical Trials or Phase III Clinical Trials conducted by Vanda pursuant to this Agreement shall be conducted in accordance to Good Clinical Practice.

     2.3 Co-Promotion Option.

          (a) Novartis First Right of Refusal - If pursuant to section 2.2(c) above Novartis is deemed to have exercised its Scenario I Option, and Vanda decides to co-promote the product with a Third Party, Vanda shall notify Novartis in writing of its intention to co-promote the Products with such a co-promotion partner. Novartis will have ninety (90) Business Days from the date Vanda notifies Novartis of its intention to co-promote the Product with a Third Party to provide written notice of its intent to exercise its option to co-promote the Product with Vanda and to negotiate in good faith a Co-Promotion Agreement on commercially reasonable terms and conditions.

          (b) If after such ninety-Business Day period, the Parties have not entered into a Co-Promotion Agreement, Vanda would be free to enter into an arrangement with a Third Party leading pharmaceutical company; provided, that Vanda will provide Novartis a last opportunity to submit a Matching counteroffer on terms no less favorable to Vanda than those terms last offered by the potential Third Party leading pharmaceutical company. Vanda shall provide to Novartis all reasonably available information belonging to Vanda, and not subject to Third Party confidentiality restrictions, relating to the arrangement as Novartis shall reasonably require, including proposed terms; provided, however, that Vanda shall not be required to disclose the identity of such Third Party. Within sixty (60) Business Days of Novartis' receipt of the written notice, Novartis will respond to Vanda in writing regarding Novartis' interest in Matching the counter-offer. During the same sixty (60) Business Day period following receipt of such notice from Vanda, Novartis may submit to Vanda the counter-offer. Vanda shall consider such counteroffer from Novartis in good faith and agree to negotiate with Novartis in the event that the terms of such Novartis counteroffer are more favourable to Vanda than those of a bona fide definitive agreement negotiated by Vanda with a Third Party. As used herein, "Matching" shall mean [*] or (ii) [*].

          (c) If Novartis exercises its Scenario II Option or Scenario III Option, and intends to co-promote the product in a Major Market Country with a Third Party, Novartis shall notify Vanda in writing of its intention to co-promote the Products with a co-promotion partner. Vanda will have ninety (90) Business Days from the date Novartis notifies Vanda of its intention to co-promote the Product to provide written notice of its intent to exercise its option to co-promote the Product with Novartis on commercially reasonable terms and conditions to be negotiated in good faith and set forth in the Co-Promotion Agreement. If after ninety (90) Business Days of such good faith negotiations there is no agreement on the

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terms of the Co-Promotion Agreement between the Parties, Novartis shall be free to co-promote the Product with a Third Party.

                                    ARTICLE 3

                             MANUFACTURE AND SUPPLY

     3.1 Provision of Compound. Within twenty (20) Business days of the Effective Date, Novartis will provide to Vanda, at no cost to Vanda, [*] EX WORKS (as such term is defined in INCOTERMS 2000 of the International Chamber of Commerce in Paris: delivery to Vanda shall occur when the Compound and Product is placed at Vanda's disposal at Novartis' premises), as well as adequate data in connection with the development of the Compound and Product. Further Novartis shall sell to Vanda and Vanda shall buy (only if in useable condition, on an as needed basis) from Novartis the remaining Compound available at Novartis in addition to the 20 kg specified in this Section 3.1 at the terms and conditions specified in SCHEDULE 3.1. For the avoidance of doubt, Novartis makes no representation or warranty that any quantities of Compound provided to Vanda under this Agreement will meet the GMP standards.

     3.2 Right to Manufacture Clinical Supply. Within thirty (30) Business Days of the Effective Date, the Parties shall determine whether Novartis will manufacture and supply to Vanda the clinical supplies of Compound and/or Product, and the parties shall negotiate the terms and conditions of a clinical supply agreement pursuant to which the Compound shall be supplied. To the extent that the Parties do not enter into an agreement for the supply of Compound for clinical purposes within such thirty (30) Business Day period, then Novartis shall co-operate in all reasonable respects to transfer such Novartis Know-How to Vanda and provide such other assistance reasonably necessary in order to enable Vanda or a Third Parry to supply clinical supplies of Compound and/or Product. Novartis shall have exclusive rights to manufacture the Compound and Product in the event that Novartis exercises either the Scenario II Option or the Scenario III Option.

     3.3 Transfer of Novartis Know-How and Novartis Patent Files. In furtherance of the activities contemplated by this Agreement, Novartis and Novartis AG each shall, or shall cause its Affiliates to, transfer as promptly as possible to Vanda the Novartis Know-How and the files of the Novartis Patents, including copies of all relevant laboratory notebook information, screening data and synthesis schemes clinical trial information and clinical trial raw and derived datasets, which includes description in any forms, data and other information disclosed or transferred to Vanda before the Effective Date. Banked DNA samples and or animal tissues treated with the compound will only be made available to Vanda for further studies in accordance with the protocols and informed consents set forth at the time of sample acquisition provided however that no human tissue samples with identifiable patient data will be transferred to Vanda. All raw data and individual clinical and genetic data will be transferred to Vanda under a mutually agreed coding schema, in order to protect patient confidentiality. All original identifiable patient data will, however be provided to the FDA as part of the submission package. If Vanda requires additional genotyping on existing samples, Novartis will contract this work out, in accordance with the informed consents, on Vanda's

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behalf and at Vanda's cost. If further DNA samples from past study patients are desired, Vanda will revisit the sites and try to consent or reconsent these patients for additional DNA sampling. Novartis and Vanda shall each be responsible for the costs of their employees, representatives or agents incurred in the transfer from Novartis to Vanda of the Novartis Know-How and the files of the Novartis Patents. In addition, Novartis and Novartis AG shall make a Novartis representative familiar with the Novartis Know-How and the files of the Novartis Patents reasonably available within reasonable office hours of the relevant employee to assist Vanda with the transfer as well as to answer any questions Vanda may have concerning such transferred information. In the event a translator is necessary or any of the materials need to be translated into English, the Parties shall share equally in the cost of such translation. Upon Novartis' exercise of the Scenario II option Vanda shall transfer back to Novartis the files of the Novartis Patents.

     3.4 Transfer of Pharmacovigilance obligations and IND. In furtherance of the activities contemplated by this Agreement, Novartis and Novartis AG each shall, or shall cause its Affiliates to, transfer to Vanda the IND, including copies of all relevant registration dossiers. Such transfer shall however be subject to the transfer of all Pharmacovigilance obligations, with respect to clinical trials of Products performed prior to the Effective Date by Novartis to Vanda or Vanda's Affiliates.

                                    ARTICLE 4
                        DEVELOPMENT AND COMMERCIALIZATION

     4.1 Development. Subject to the exercise by Novartis of either the Scenario II Option or the Scenario III Option, Vanda shall be responsible for overall development and regulatory filings for the Product in the Territory. Vanda shall use its Reasonable Commercial Efforts to perform its obligations under this Agreement and cause or cause to be done, all things necessary to perform the obligations contemplated hereby. Vanda shall use Reasonable Commercial Efforts to make all registrations, filings and applications, to give all notices to the relevant Regulatory Authority and obtain any governmental transfers, approvals, orders, qualifications and waivers necessary or desirable for the commercialisation of the Product hereby.

     4.2 The JDC shall be set up within four (4) weeks of the Scenario II Option and shall be comprised of at least one member from Vanda and Novartis respectively (or further equal numbers from both Parties on an ad hoc basis as is agreed), plus the chairman from the Commercialising Party with the deciding vote to assist in a consistent and harmonized development of the Product under this Agreement, it being understood that each member shall be entitled and expected to consult with their organization. The JDC shall discuss development and registration issues and shall co-ordinate the development and registration efforts described in this Agreement. Meetings of the JDC shall be at such times and places and in such form (e.g., in person, telephonic or video conference) as the members of the JDC shall determine but shall meet at least once every six
(6) months. Representatives of both Novartis and Vanda shall be present at any meeting of the JDC. Decisions of the JDC shall be made by a majority vote at a telephone or video conference or by a written consent signed by all members thereof. The JDC shall keep minutes of its deliberations (or appoint a secretary to do so) setting forth, amongst other matters, all proposed actions and all votes thereon.

     4.3 All records of the JDC shall at all times be available to the Parties. The JDC may delegate to one Party or to a specific representative the authority to make certain decisions. The costs incurred by each Party through its participation in the JDC shall be borne by each Party.

     4.4 Quarterly Reports. While the Compound is under development and until the completion of Phase II and Phase III Clinical Trials, Novartis will receive reports every three months prepared by Vanda within forty-five (45) Business Days after the end of each quarterly period. Such reports shall set forth in summary form the results of development work performed and costs incurred during the preceding quarterly period and the planned development work, time-lines, launch plans, estimated costs to be incurred and commercialisation to be performed by Vanda in the next quarterly interval and explain to Novartis in detail the reasons for any disparity between product development work performed and costs incurred during the preceding quarterly period and the description of planned development work and costs estimate contained in the preceding quarterly report.

     4.5 Discontinuance of or Delay in Development. If either (1) Vanda should decide to discontinue the development of the Compound into Product or (2) if a time period of more than one year, elapses between patient dosings prior to the NDA Filing or (3) more than one year elapses between the receipt of guidance by Vanda from a Regulatory Authority and the next dosing of a patient it shall promptly notify Novartis in person and in writing and all licenses granted hereunder will thereupon automatically terminate. Vanda will make available to Novartis all results of development work carried out up to the point of discontinuance and Novartis shall have a non-exclusive license to use all such results of the Vanda Technology solely for use in any future development or commercialisation work to be carried out in respect of the Compound, Product or Back-up Compound. Should the Compound ultimately become a commercialized Product, a [*]([*])% royalty on Net Sales will be payable to Vanda by Novartis where such Net Sales are in countries where the Product is protected by Patents in the name of Vanda. For countries where Net Sales are made and where the Product is not protected by Patents in the name of Vanda, Novartis shall pay to Vanda a royalty of [*] ([*]) per cent on Net Sales for a period of five (5) years after the First Commercial sale of a Product.

     4.6 Regulatory and Marketing Efforts

          (a) Market Launch. The Commercializing Party shall use Reasonable Commercial Efforts to seek marketing authorizations in Major Market Countries and effect the introduction of Product into Major Market Countries within [*] of such Product completing the Regulatory Approval process.

          (b) Sole Discretion. Subject to the terms and conditions of the Co-Promotion Agreement, if entered into by the Parties, the Commercializing Party shall be responsible for and have sole discretion over all Commercialization of Product in the

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Territory. The Commercialising Party shall have sole responsibility for all
Primary Market Research Development

     4.7 Commercialisation. The Commercialising Party shall have full responsibility for the costs of the Commercialisation unless otherwise agreed in writing by the parties.

                                    ARTICLE 5
                                    PAYMENTS

     5.1 Upfront Payment. Within ten Business Days of the Effective Date, Vanda shall pay to Novartis an upfront payment of $500,000.

     5.2 Technology Access Fee. Vanda shall pay to Novartis a [*] milestone payment upon [*] should Vanda's aggregate expenditure on [*] not reach [*]. If upon the initiation of the first qualified Phase II Clinical Trial, Vanda's cost of [*] exceeds [*], and is less than [*], Vanda will pay to Novartis a milestone payment equal to [*] minus the cost of [*].

     5.3 Outside Funding from a Third Party. If Novartis has not exercised its Scenario II Option and Vanda needs outside funding to support further development, Vanda will provide written notice to Novartis of Vanda's intention to seek a Third Party partner to assist Vanda with the continued development of the Compound. Novartis will have thirty (30) Business Days from its receipt of such notice to inform Vanda if Novartis is willing to provide a secured interest-bearing loan facility to Vanda on terms to be negotiated, to be used to fund all subsequent development costs that Vanda may need to complete its obligations as set out in the Development Plan (or the Development plan amendments as approved by the JDC). In the event that Vanda receives debt funding from a Third Party it shall not grant any interest to that Third Party which conflict with its obligations to Novartis. If Vanda requests that Novartis relinquish Novartis' Scenario III Option rights (primarily for the purposes of securing Third Party outside funding), financial consideration for these rights shall be negotiated between Vanda and Novartis.

     5.4 Milestone Payments by Vanda

          (a) Scenario I Milestone Payments. In the event that Novartis does not exercise its Scenario II Option or Scenario III Option, and Vanda continues with the development, manufacture and Commercialization of the Product, then Vanda will pay to Novartis or Novartis AG (as specified) upon achieving the following milestones in addition and not instead of any payments received prior to such milestones:

MILESTONE   UNITED STATES DOLLARS
---------   ---------------------
[*]           [*] to Novartis AG

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                                  Page 15 of 43

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
[*]         [*] to Novartis AG
[*]         [*] to Novartis

          Each such milestone shall be payable only once upon the first Product to achieve a milestone.

     5.5  Milestone Payments by Novartis

          (a) Scenario II Milestone Payments. In the event that Novartis exercises its Scenario II Option, then, Novartis shall pay to Vanda the following milestones:

MILESTONE   UNITED STATES DOLLARS
---------   ---------------------
[*]                  [*]
[*]                  [*]
[*]                  [*]
[*]                  [*]

          Each such milestone shall be payable only once upon the first Product to achieve a milestone.

          (b) Scenario III Milestone Payments. In the event that Novartis exercises its Scenario III Option, Novartis shall pay to Vanda the following milestones:

MILESTONE   UNITED STATES DOLLARS
---------   ---------------------
[*]         [*]
[*]         [*]
[*]         [*]
[*]         [*]

          Each such milestone shall be payable only once upon the first Product to achieve a milestone.

     5.6  Timing.

          Payment to be made by one Party (the "Payor") to the other ("Payee") shall be made within thirty (30) Business Days after its receipt of notification by the Payee of the occurrence of a milestone event giving rise to a payment obligation hereunder, with an accompanying invoice from the Payee. All payments shall be made by wire transfer in United States Dollars to the credit of such bank account as may be designated, from time to time, by the Payor in writing. Vanda may receive a milestone amount stated in this clause (if payable) only once from the applicable paying Party.

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     5.7  Development Costs.

          (a) Scenario I or Scenario III Development Costs. In the event that either the Scenario I Option or Scenario III Option applies, Vanda will be responsible for all Development Costs for Product.

          (b) Scenario II Development Costs. In the event that Novartis exercises its Scenario II Option, Novartis will reimburse Vanda for [*] percent ([*]%) of any and all Development Costs paid by Vanda prior to the exercise of the Scenario II Option (as set forth in Section 5.2). Thereafter, Novartis shall pay [*] percent ([*]%) of all future Development Costs to be incurred by Vanda after such exercise date and Vanda will provide Novartis with quarterly invoices for Novartis' share of the Development Costs and Novartis will pay such invoices within thirty (30) days of the date of such invoice. Vanda shall reimburse Novartis [*] percent ([*]%) of all future Development Costs to be incurred by Novartis after such exercise date, should the JDC determine such costs are warranted.

     5.8  Royalties.

          (a) Payment.

               (i) Scenario I Royalty. In the event that Novartis does not exercise its Scenario II Option or Scenario III Option, Vanda will pay to Novartis a [*] percent ([*]%) royalty on annual Net Sales of Product by Vanda, its Affiliates and Sublicensees in the Territory in consideration of the license granted under the Novartis Know-How and Novartis Patents.

               (ii) Scenario II Royalty. In the event that Novartis exercise its Scenario II Option, Novartis will pay to Vanda a [*] percent ([*]%) royalty on annual Net Sales of Product by Novartis, its Affiliates and Sublicensees in the Territory in consideration of the license granted under the Vanda Technology.

               (iii) Scenario III Royalty. In the event that Novartis exercises its Scenario III Option, Novartis will pay to Vanda a [*] percent ([*]%) royalty on annual Net Sales of Product by Novartis, its Affiliates and Sublicensees in the Territory in consideration of the license granted under the Vanda Technology.

               (iv) Each of the foregoing shall be collectively and individually referred to as "Royalties".

          (b) Royalty Offset for Third Party Royalty Payments. The Commercialising Party may require additional patented technologies to which no Party has rights, from a Third Party, in order to develop, manufacture and Commercialize the Compound or Products. As between Novartis and Vanda, the Commercialising Party shall have the right to deduct [*] percent ([*]%) of such third person royalty or consideration from the royalty owed to the other Party on Net Sales of the Product in such country, provided that any deduction under this Section shall not exceed [*] percent ([*]%) of the royalty percentage (e.g. [*]%, [*]%, [*]% respectively for [*]%, [*]%, and [*]% royalties as described in Section 5.5(a) above) otherwise due to the other party for the Net Sales from that country.

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                                  Page 17 of 43

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          (c) Royalty Offset for Third Party Intellectual Property Infringement.
As between Novartis and Vanda and in the event that the manufacture, use or sale of Compound or Product in any country infringes a Third Party patent and the Commercialising Party must pay to a Third Party a royalty or consideration accordingly, the Commercialising Party shall have the right to deduct such third person royalty or consideration from the royalty owed to the other Party on Net Sales of the Product in such country, provided that any deduction under this Section shall not exceed [*] percent ([*]%) of the royalty percentage (e.g.
[*]%, [*]%, [*]%, respectively for [*]%, [*]% and [*]% royalties as described in
Section 5.5 (a) above) otherwise due to the other Party for Net Sales from that country, and provided further that such deduction shall be in addition to any indemnification for breach of representation that such Party may be entitled to receive under this Agreement.

          (d) Countries with No Valid Claim Covering Product. As between Novartis and Vanda and for countries where there is no Valid Claim of an applicable Patent related to the Compound or Product or a method of use thereof, Royalty amounts payable by the Commercialising Party with respect to the Net Sales of Product in such country shall be reduced by [*] percent ([*]%).

          (e) As between Novartis and Vanda and the maximum Royalty relief which may be claimed by the Commercialising Party in respect of this Section 5.8 in any one country is [*] percent ([*]%) of the royalty otherwise due to the other Party.

          (f) Term for Royalty Payments. Royalties shall be payable on a country by country basis from the First Commercial Sale until the later of either the last applicable Patent to expire (including extensions thereof) with a Valid Claim which in absence of the license would be infringed by the Compound, the Product or a method of use thereof, or five (5) years from the date of First Commercial Sale of a Product.

     5.9 Sales Reports.

          (a) Substance of Reports. After the First Commercial Sale of Product and during the term of this Agreement, the Commercialising Party shall furnish or cause to be furnished to the other Party on a quarterly basis no later than one month after the end of the preceding quarter a written report showing the Net Sales of Product in each country in the Territory.

          (b) Timing. Final yearly reports shall be due on the ninetieth (90) day following the close of the calendar year.

          (c) Records. The Commercialising Party shall keep accurate records in sufficient detail to enable the amounts due hereunder to be determined and to be verified by an independent certified public accountant mutually agreed upon by the Parties pursuant to Section 5.4(e).

          (d) Vanda Currency Exchange. With respect to payments to be made by Vanda to Novartis in respect of Net Sales invoiced in United States Dollars, the Net Sales and

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the amounts due to Novartis hereunder shall be expressed in United States
Dollars. With respect to Net Sales invoiced in a currency other than United States Dollars, the Net Sales shall be expressed in the domestic currency of the entity making the sale, together with the Dollar equivalent, calculated using the arithmetic average of the spot rates on the last Business Day of each month of the calendar quarter in which the Net Sales were made. The "closing mid-point rates" found in the "dollar spot forward against the dollar" table published by The Financial Times or any other publication as agreed to by the Parties shall be used as the source of spot rates to calculate the average as defined in the preceding sentence. All payments shall be made in United States Dollars. If at any time legal restrictions in any country in the Territory prevent the prompt remittance of any payments with respect to sales in that country, Vanda shall have the right and option to make such payments by depositing the amount thereof in local currency to Novartis' account in a bank or depository in such country.

          (e) Novartis Currency Exchange. With respect to royalty payments to be made by Novartis to Vanda in relation to Net Sales invoiced in United States Dollars, payments to Vanda by Novartis shall be made in United States Dollars. With respect to the calculation of royalty payments to be made by Novartis to Vanda in relation to Net Sales invoiced in a currency other than United States Dollars, for the conversion of the Net Sales amount into United States Dollars, the Novartis Monthly Average Exchange Rate or such other standard methodology for currency conversion as employed by Novartis at that time, shall be used.

          (f) In the event of a co-commercialization between Vanda and Novartis, local payments to be made between Vanda and Novartis shall be made in the applicable local currency.

          (g) Royalty Payment Due Date; Accrual. Royalties which have accrued during any calendar year and are required to be shown on a sales report provided for under this Section 5.4(a) of this Agreement shall be due and payable on the date such sales report is due.

               (i) The Commercializing Party, its Affiliates and Sublicensees shall keep for [*] from the date of each payment of royalties complete and accurate records of sales by the Commercializing Party and its Affiliates and Sublicensees of Product in sufficient detail to allow the accruing royalties to be determined accurately.

               (ii) The non-Commercializing Party shall have the right for a period of [*] after receiving any report or statement with respect to royalties due and payable to appoint an independent certified public accountant reasonably acceptable to the Commercializing Party to inspect the relevant records of the Commercializing Party and its Affiliates and Sublicensees to verify such report or statement not more than once a year.

               (iii) The Commercializing Party and its Affiliates and Sublicensees shall each make its records available for inspection by such independent certified public accountant during regular business hours at such place or

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          places where such records are customarily kept, upon reasonable notice from the non-Commercializing Party, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year.

               (iv) The non-Commercializing Party agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection (and not to make copies of such reports and information), except to the extent necessary for the non-Commercializing Party to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order. The results of each inspection, if any, shall be binding on both Parties.

               (v) The non-Commercializing Party shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any year shown by such inspection of more than [*] ([*]%) of the amount paid, the Commercializing Party shall pay for such inspection. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods.

               (vi) The Commercializing Party shall include in each sublicense or marketing agreement entered into by it pursuant to this Agreement a provision requiring the Sublicensee or marketing partner to keep and maintain adequate records of sales made pursuant to such sublicense or marketing agreement and to grant access to such records by the aforementioned independent public accountant for the reasons specified in this Section.

     5.10 Tax Withholding. The withholding tax, duties, and other levies (if any) applied by a government of any country of the Territory on payments made by one Party (the "Payor") to the other ("Payee") hereunder shall be borne by Payee. Payor, its Affiliates and Sublicensees shall cooperate with Payee to enable Payee to claim exemption therefrom under any double taxation or similar agreement in force and shall provide to Payee proper evidence of payments of withholding tax and assist Payee by obtaining or providing in as far as possible the required documentation for the purpose of Payee's tax returns.

     5.11 Interest Due. In case of any delay in payment by Vanda to Novartis not occasioned by Force Majeure, interest on the overdue payment shall accrue at an annual interest rate, compounded monthly, equal to the three month London Interbank Offer Rate (LIBOR) as determined for each month on the last Business Day of that month, assessed from the day payment was initially due. The foregoing interest shall be due from Vanda without any special notice.

     5.12 Payments to Novartis. All payments to be made by Vanda shall be made to the following bank account of Novartis and Novartis AG:

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                                  Page 20 of 43

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Bank: [*]
Swift: [*]
Correspondent Bank for USD: [*]
USD Account Novartis AG, Basel / Switzerland: [*]
USD Account Novartis Pharma AG, Basel / Switzerland: [*]

     5.13 Payments to Vanda. All payments to be made by Novartis shall be made to the following bank account of Vanda:

[*]
ABA: [*]
Account #: [*]
Account Name: [*]

                                    ARTICLE 6
                              INTELLECTUAL PROPERTY

     6.1 Novartis Patentable Inventions and Know-How.

     Any invention made by Novartis shall be owned by Novartis and any invention made by Vanda shall be owned by Vanda.

          (a) Novartis Patent Prosecution.

               (i) During the term of the Agreement, the Commercializing Party shall, diligently and in the reasonable exercise of its commercial discretion, Support the Novartis Patents in the countries where such Novartis Patents are filed as of the Effective Date. Except as provided in Paragraph 6.1(a)(ii) for discontinued Novartis Patents, the Parties will split the costs of maintenance of the Novartis Patents worldwide equally (50:50).

               (ii) If the Commercializing party does not intend to file for patent protection or does not wish to continue Supporting a Novartis Patent, (a "discontinued Novartis Patent") then it shall give at least ninety (90) days advance notice, and in no event less than a reasonable period of time for the other Party to act in its stead.

                    (A) In such case, the other Party may elect at its sole
               discretion to continue Supporting the discontinued Novartis Patent at its sole expense.

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                    (B) Discontinuance may be elected on a country-by-country
               basis or for a patent application or patent series in total.

          (b) Co-operation. Commercializing Party will consult with the other Party and will keep the other Party continuously informed of all matters relating to Support of the Novartis Patents.

               (i) Commercialising Party shall provide the other Party with a copy of any Novartis Patents relating to the Compound or Product, prior to filing the first of such Patents in any jurisdiction and copies of all material correspondence with the relevant patent office pertaining to the Novartis Patents and relating to the Compound or Product.

               (ii) In no event shall a Party relinquish control of the prosecution of Novartis Patents to a Third Party.

     6.2 Infringement Claims by Third Parties.

          (a) Notice. If the manufacture, use or sale of Product under the Novartis Patents results in a claim or a threatened claim by a Third Party against a Party hereto for patent infringement or for inducing or contributing to patent infringement ("Infringement Claim"), the Party first having notice of an Infringement Claim shall promptly notify the other in writing. The notice shall set forth the facts of the Infringement Claim in reasonable detail.

          (b) Third Party Licenses. In the event that exploitation under the Novartis Patents in connection with manufacture, use or sale of Compound or Product in a country would infringe a Third Party Patent and a license to such Third Party Patent is available and the Commercializing Party in its sole discretion seeks such a license, the Parties agree that the Commercializing Party will use commercially reasonable efforts to obtain any such required licenses under the Third Party's Patents with a right to sublicense to the other Party and if requested by other Party will grant such sublicense, under reasonable sublicense terms mutually acceptable to both Novartis and Vanda.

          (c) Litigation. In the event of the institution of any suit by a Third Party against Vanda as a result of Vanda's manufacture, use or sale of Compound or Product, Vanda shall have the right but not the obligation to defend such suit at its expense. Novartis shall cooperate and assist Vanda in any such litigation at Vanda's expense.

     6.3 Infringement Claims Against Third Parties.

          (a) Cooperation. Novartis and Vanda each agree to take reasonable actions to protect Novartis Patents from infringement, subject to the terms of this Section 6.3. If one Party brings any such action or proceeding, the second Party may be joined as a Party plaintiff if necessary for the action or proceeding to proceed and, in case of joining, the second Party agrees to give the first Party reasonable assistance and authority to file and to prosecute such suit.

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          (b) Notice. If any Novartis Patents are infringed by a Third Party, the Party to this Agreement first having knowledge of such infringement, or knowledge of a reasonable probability of such infringement, shall promptly notify the other in writing. The notice shall set forth the facts of such infringement in reasonable detail.

          (c) Institution of Proceedings. Vanda, shall have the primary right, but not the obligation, to institute, prosecute, and control with its own counsel at its own expense any action or proceeding with respect to infringement of the claims of such Novartis Patents and the other Party shall have the right, but not the obligation at its own expense, to be represented in such action by its own counsel.

          (d) Failure to Institute Proceedings. If Vanda fails to institute, prosecute, and control such action or prosecution and fails to do so within a period of sixty (60) Business Days after receiving notice of the infringement, Novartis shall have the right but not the obligation to bring and control any such action by counsel of its own choice, and Vanda shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

          (e) Division of Damages Award. Each Party shall recover their respective actual out-of-pocket expenses associated with any litigation or settlement thereof from any recovery made by any party. Any excess amount awarded in damages shall be retained by the Party instituting such action.

          (f) Settlement. The Parties shall keep each other informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning Product; provided, however, that no settlement or consent judgment or other voluntary final disposition of a suit under this Section may be undertaken without the consent of the other Party if such settlement would require the other Party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other Party's rights under this Agreement.

     6.4 Notice of Certification. Novartis and Vanda each shall immediately give notice to the other of any certification filed under the "U.S. Drug Price Competition and Patent Term Restoration Act of 1984" (or its foreign equivalent) claiming that a Novartis Patent is invalid or that infringement will not arise from the manufacture, use or sale of any Product by a Third Party ("Hatch-Waxman Suit Notice").

          (a) Within ten (10) Business Days after receipt of notice of such certification Vanda shall give written notice to Novartis of its decision as to whether to bring a suit at its expense within a thirty (30) Business Day period from the date of such certification. Should Vanda inform Novartis that it is not to bring a suit, then Novartis shall be free to immediately bring such a suit in its name. If Vanda brings suit, at Vanda's written request Novartis agrees to be named as a party to such suit. If Novartis brings such a suit, at Novartis' written request Vanda agrees to be named as a party to such suit.

          (b) Novartis may then, but is not required to, bring suit against the party that filed the certification.

          (c) Any suit by Vanda or Novartis shall either be in the name of Vanda or in the name of Novartis, or jointly in the name of Vanda and Novartis, as may be required by law.

          (d) For this purpose, the Party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the Party bringing suit.

     6.5 Patent Term Extensions. The Parties shall cooperate in good faith with each other in gaining patent term extensions wherever applicable to Novartis Patents covering Compound or Product.

          (a) Vanda and Novartis shall jointly determine which Novartis Patents shall be extended.

          (b) All filings for such extension shall be made by the Party responsible for prosecution and maintenance of the Novartis Patent, provided, however, that in the event that the Party who is responsible for prosecution and maintenance of the Novartis Patent elects not to file for an extension, such Party shall (i) inform the other Party of its intention not to file and (ii) grant the other Party the right to file for such extension.

          6.6 Trademarks. No trade mark shall be included in the licences granted to Vanda under this Agreement. The parties agree to negotiate the terms of a further agreement governing trade marks related to the Compound or Product.

                                    ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

     7.1 Novartis AG and Novartis Representations and Warranties. Each of Novartis and Novartis AG hereby represents and warrants to Vanda as of the Effective Date that:

          (a) This Agreement has been duly executed and delivered by it and constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of it, its officers and directors;

          (b) to the best of Novartis' and Novartis AG's knowledge, the Novartis Patents and Novartis Know-How exist and neither Novartis nor Novartis AG have information that would render any Patent invalid or unenforceable, except as disclosed to Vanda or available to Vanda in public information; notwithstanding anything to the contrary in this Agreement, in no event shall Novartis or Novartis AG be deemed to have guaranteed the validity of the Patents.

          (c) it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Novartis Patents;

          (d) to the best of Novartis AG's knowledge, (i) it is the sole and exclusive owner of the Novartis Patents, (ii) all of which are free and clear of any liens, charges and encumbrances, and (iii) no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership with respect to the Novartis Patents, whatsoever;

          (e) So far as it is aware, the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, and, to the best of its knowledge, does not violate any material law or regulation of any court, governmental body or administrative or other agency having authority over it that would be inconsistent with the obligations under this Agreement;

          (f) It is not subject to any order, decree or injunction by a court of competent jurisdiction which prevents or materially delays the consummation of the transactions contemplated by this Agreement.

          NOVARTIS AND NOVARTIS AG MAKE NO REPRESENTATION OR WARRANTY AND SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE DEVELOPMENT OF COMPOUND OR PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART, OR THAT NOVARTIS PATENTS AND NOVARTIS KNOW-HOW WILL BE SUITABLE FOR COMMERCIALIZATION OR THAT THE COMPOUND AND/OR PRODUCTS WILL BE SUITABLE FOR USE WITH ANY ADDITIONAL PATENTED TECHNOLOGIES LICENSED FROM A THIRD PARTY. NOVARTIS AND NOVARTIS AG EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE WITH RESPECT TO NOVARTIS PATENTS AND NOVARTIS KNOW-HOW, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OR MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

     7.2 Vanda Representation And Warranty. Vanda hereby represents and warrants to each of Novartis and Novartis AG as of the Effective Date that:

          (a) The execution, delivery and performance of this Agreement by Vanda does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, and, to the best of its knowledge, does not violate any material law or regulation of any court, governmental body or administrative or other agency having authority over it;

          (b) Vanda is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement;

          (c) Vanda is duly organized and validly existing under the laws of the country of its incorporation and has full legal power and authority to enter into this Agreement; and

          (d) Vanda is not subject to any order, decree or injunction by a court of competent jurisdiction which prevents or materially delays the consummation of the transactions contemplated by this Agreement.

     7.3 Disclaimer of Warranties. THE LIMITED WARRANTIES CONTAINED IN THIS ARTICLE ARE THE SOLE WARRANTIES GIVEN BY THE PARTIES AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, INFRINGEMENT OR OTHERWISE, AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW, STATUTE OR OTHERWISE ARE HEREBY DISCLAIMED BY EACH PARTY.

                                    ARTICLE 8
                                 CONFIDENTIALITY

     8.1 Confidentiality. During the term of this Agreement, and for a period of [*] thereafter, Novartis and Novartis AG will maintain in confidence all information disclosed by Vanda and Vanda will maintain in confidence all information disclosed by Novartis and Novartis AG, including for the avoidance of doubt, Novartis Know-how ("Confidential Information"). With respect to Novartis and Novartis AG, Vanda shall not use, disclose or grant use of such Confidential Information except as required under this Agreement. With respect to Vanda, Novartis and Novartis AG shall not use, disclose or grant use of such Confidential Information except as required under this Agreement, each Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its and its Affiliates' employees, agents, consultants, and clinical investigators only make use of Confidential Information for the purpose of this Agreement and do not disclose any Confidential Information without the express prior written consent of the other Party, which consent shall not be unreasonably withheld, or make any unauthorized use of such Confidential Information. Each Party shall promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information. Confidential Information shall not include any information which and to the extent:

          (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the other Party;

          (c) becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

          (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the other Party not to disclose such information; or

          (e) was independently developed by the receiving Party without reference to the disclosure by the other Party.

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CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH
THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE
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                                  Page 26 of 43

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     8.2 Terms of Agreement. The Parties agree that the material financial terms of the Agreement shall be considered the Confidential Information of each Party.

     8.3 Permitted Disclosure. Each Party may disclose the Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, or complying with any applicable statute or governmental regulation provided such Party has given the disclosing Party prompt written notice allowing it to limit such disclosure. In addition, each Party may disclose Confidential Information to its Affiliates and to its Sublicensees; provided, however, in connection with any such disclosure the disclosing Party shall secure confidential treatment of such Confidential Information.

     8.4 Employee Obligations. The Parties shall undertake to ensure that all their employees who have access to Confidential Information of the other Party are under obligations of confidentiality fully consistent with those provided in this Article.

     8.5 Publication. As between Novartis and Novartis AG on the one hand, and Vanda on the other, no Party may publish confidential or proprietary information of the other Party, without the consent of the other Party. The reviewing Party shall have thirty (30) days from receipt of the proposed oral disclosure or written publication to provide comments and/or proposed changes to the disclosing Party. The review period may be extended for an additional two (2) months to permit the reviewing Party to file one or more patent applications as it deems appropriate. This Section 8.5 shall be inapplicable to the publication of information presented in substantially the same form in which was previously published or disclosed to the public, and to any other disclosures which, on the advice of counsel, are required by law to be disclosed.

                                    ARTICLE 9
                              TERM AND TERMINATION

     9.1 Term.

          (a) Term. Unless earlier terminated as provided herein, the term of this Agreement shall commence as of the Effective Date and shall remain in full force and effect until the end of the last to expire milestone or royalty payment obligation of a Party under this Agreement (the "Term").

          (b) Accrued Obligations. Except where explicitly provided elsewhere herein, termination of this Agreement for any reason, or expiration of this Agreement, will not affect: (i) obligations, including the payment of any royalties or other sums which have accrued as of the date of termination or expiration, and (ii) rights and obligations which, from the context thereof, are intended to survive termination or expiration of this Agreement.

     9.2 Termination for Insolvency. Either Party may terminate this Agreement immediately upon delivery of written notice to the other Party (a) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other Party's debts; provided, however with respect to involuntary proceedings, that such proceedings are not dismissed within one hundred and twenty (120) days; (b) upon the other Party's making an assignment for the benefit of creditors; or (c) upon the other Party's dissolution or ceasing to do business. In the event that such insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of a Party's debts are instituted, that Party shall immediately notify the other Party of such proceedings.

     9.3 Termination for Lack of Diligence. If Vanda ceases all research, development, and commercialization activities with respect to the Compound or Product for a one (1) year period for reasons other than a safety (including toxicity), efficacy, regulatory, manufacturing, medical, legal issue, or a technical or commercial issue, as determined by Vanda with the agreement of Novartis or materially breaches the terms of this Agreement, then Novartis may terminate this Agreement upon thirty (30) days' prior written notice to Vanda. Such prior written notice shall specify that it is a notice of termination under this Section 9.3. Within thirty (30) Business Days following Vanda's receipt of such prior written notice (the "Response Period"), Vanda shall respond, in writing with reasonable detail, indicating the manner in which it is performing research, development, and commercialization activities in compliance with this Agreement. At the request of either Vanda or Novartis, representatives of Novartis and Vanda shall meet to discuss the status of Vanda's activities with respect to the Products during the Response Period. For avoidance of doubt, Vanda may remedy any remediable breach of its obligations under this Section 9.3 during the Response Period. Should Vanda, during the Response Period, fail to
(i) remedy such remediable breach, (ii) respond to Novartis' written notice of termination under this Section, or (iii) provide to Novartis any written response regarding compliance or remedy of breach under this Section, then Novartis may terminate this Agreement pursuant to the termination provisions set forth in Section 9.4.

     9.4 Material Breach. Either Party may terminate this Agreement upon thirty
(30) days prior written notice to the other Party upon the material breach by the other Party of any of its obligations under this Agreement; provided, however, that such termination shall become effective only if the other Party shall fail to remedy or cure the breach within such thirty (30) day period. If either Party is in breach of any material obligation hereunder and, in the case of a breach incapable of remedy, the Party not in breach of the material obligation may forthwith terminate this Agreement by notice without prejudice to the accrued rights of either Party.

     9.5 Termination by Vanda. Vanda's obligations to develop and commercialise under this Agreement may be terminated by it at any time upon six(6) months prior written notice to Novartis in the event that Vanda determines after consultation and prior mutual agreement with Novartis that there exists any material safety (including toxicity), efficacy, regulatory, manufacturing, medical, legal, technical or commercial issue with respect to the continued development of the Compound or Product, and Vanda agrees to give Novartis prompt notice in writing and in person thereof of such issue.

     9.6 Effect Of Termination.

          (a) Effect On License. Upon the expiration or earlier termination of this Agreement, the rights licensed under this Agreement shall be treated as follows:

               (i) Upon the expiration of the Term, Vanda shall have a fully paid-up, perpetual, irrevocable, royalty-free, transferable, worldwide, non-exclusive right and license under the Novartis Patents and Novartis Know-How existing as of the date of such expiration to make, have made, use, offer to sell, and sell Product in the Territory.

               (ii) Upon termination by Novartis pursuant to Section 9.2, 9.3,
9.4 or by Vanda pursuant to Section 9.5 all rights to Product granted by Novartis to Vanda shall revert to Novartis. Upon such termination, Vanda shall grant to Novartis a non-exclusive, world-wide, transferable, irrevocable, perpetual license, with the right to sublicense, under the Vanda Technology to make, use, offer to sell, sell and import Products solely in the country or countries in which Vanda's licenses under this Agreement were so terminated. If the termination was not due to Section 9.4 and if the Product is ultimately commercialized, Novartis would pay Vanda [*]% of Net Sales until the later of either the last Novartis Patent to expire (including extensions thereof) with a Valid Claim related to the Compound or Product or a method of use thereof, or five (5) years from the date of First Commercial Sale.

          (b) Ongoing Obligations.

               (i) Upon expiration or termination of this Agreement for any reason, each Party shall immediately return to the other Party or destroy any Confidential Information disclosed by the other Party, except for one copy which may be retained in its confidential files for archive purposes only.

               (ii) Upon termination of this Agreement by Novartis pursuant to Sections 9.2, 9.3, 9.4 or by Vanda pursuant to Section 9.5, Vanda shall assign and deliver to Novartis all data and information (including registration dossiers) obtained for or in pursuing Regulatory Approvals, and all Regulatory Approvals (e.g., to Novartis; designee in the Territory as permitted under the applicable law) for Product in the Territory received as of such termination date.

     9.7 Inventory. Notwithstanding the foregoing, upon early termination of this Agreement pursuant to Sections 9.2, 9.3, 9.4 or 9.5, Vanda shall have the right to sell all remaining Product in its inventory within four (4) months after the date of termination, subject to the payment to Novartis of the amounts specified in Article 5. Thereafter, Vanda agrees to destroy any remaining supply of Product at Novartis' request and direction.

     9.8 Royal and Payment Obligations. Termination of this Agreement by either Party for any reason Will not release the other Party from any obligation to pay royalties or make any other payments to the Party which were accrued prior to and including the effective date of termination or expiration (including for Net Sales and milestones payable prior to the date of termination). Termination of this Agreement by either Party for any reason will not release Vanda from any obligation to pay royalties to Novartis on sales arising from Section 9.7. All payments due to Novartis but not yet paid by Vanda as of the date of termination shall become immediately due to Novartis.

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CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH
THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE
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                                  Page 29 of 43

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                                   ARTICLE 10
                                 INDEMNIFICATION

     10.1 Indemnification by Novartis. Novartis will indemnify and hold Vanda and its Affiliates, and their employees, officers and directors harmless against any loss, damages, action, suit, claim, demand, liability, expense, bodily injury, death or property damage (a "Loss"), that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of the breach by Novartis, Novartis AG of any of its covenants, representations or warranties set forth in this Agreement; provided however, that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the grossly negligent or willful misconduct of Vanda, its Affiliates or Sublicensees.

     10.2 Indemnification by Vanda. Vanda will indemnify and hold Novartis and Novartis AG, and its Affiliates, and their employees, officers and directors harmless against any Loss that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of:

          (a) the development, manufacture, use, sale, storage or handling of a Compound or a Product by Vanda or its Affiliates or their Sublicensees, representatives, agents or subcontractors under this Agreement, or any actual or alleged violation of law resulting therefrom; or

          (b) the breach by Vanda of any of its covenants, representations or warranties set forth in this Agreement;

          (c) provided that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the grossly negligent or willful misconduct of Novartis, Novartis AG or its Affiliates.

     10.3 Claims Procedures. Each Party entitled to be indemnified by the other Party (an "Indemnified Party") pursuant to Section 10.1 or 10.2 hereof shall give notice to the other Party (an "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any threatened or asserted claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided:

          (a) That counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such Party's expense (unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; or (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party).

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          (b) The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that the failure to give notice did not result in harm to the Indemnifying Party.

          (c) No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the approval of each Indemnified Party which approval shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which (i) would result in injunctive or other relief being imposed against the Indemnified Party; or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

          (d) Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

     10.4 Indemnification Amounts. An Indemnifying Party shall not have liability with respect to any breach of any of this Agreement: (a) for any individual item where the Loss relating thereto is less that $ 50,000, and (b) in respect of each individual item where the Loss relating thereto is equal to or greater than $ 50,000, unless and until the aggregate amount of such Losses exceeds $ 200,000 and then the Indemnifying Party will be liable for the entire amount of the Losses described in this clause. Each Party shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Loss.

     10.5 Compliance. The Parties shall comply fully with all applicable laws and regulations in connection with their respective activities under this Agreement.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

     11.1 Dispute Resolution. In the event of any controversy or claim arising out of relating to or in connection with any provision of this Agreement, or the rights or obligations hereunder, the Parties shall try to settle their differences amicably between themselves. As between Novartis and Novartis AG on the one hand, and Vanda on the other, each Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party and within ten (10) Business Days after such notice appropriate representatives of the Parties shall meet for attempted resolutions by good faith negotiations. If such representatives are unable to resolve such disputed matters, it shall be referred to the Chief Executive Officers of Novartis Pharma AG and Vanda, for discussion and resolution.

     11.2 Governing Law. This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of the State of New York notwithstanding the provisions governing conflict of laws under such New York law to the contrary, except matters of intellectual property law which shall be determined in accordance with the intellectual property laws relevant to the intellectual property in question.

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     11.3 Jurisdiction. Any controversy or claim arising out of or in connection with this Agreement, which cannot be settled within one hundred eighty (180) days of the notice according to Section 11.1, shall be under the exclusive jurisdiction of the courts in New York, NY, USA.

     11.4 Waiver. The failure on the part of Vanda or Novartis to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times thereafter. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but any such waiver shall be effective only if in writing signed by the Party against whom such waiver is to be asserted.

     11.5 Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from fire, foods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected Party.

     11.6 Severability. It is the intention of the Parties to comply with all applicable laws domestic or foreign in connection with the performance of its obligations hereunder. In the event that any provision of this Agreement, or any part hereof, is found invalid or unenforceable, the remainder of this Agreement will be binding on the Parties hereto, and will be construed as if the invalid or unenforceable provision or part thereof had been deleted, and the Agreement shall be deemed modified to the extent necessary to render the surviving provisions enforceable to the fullest extent permitted by law.

     11.7 Government Acts. In the event that any act, regulation, directive, or law of a government, including its departments, agencies or courts, should make impossible or prohibit, restrain, modify or limit any material act or obligation of Vanda or Novartis or Novartis AG under this Agreement, the Party, if any, not so affected shall have the right, at its option, to suspend or terminate this Agreement as to such country, if good faith negotiations between the Parties to make such modifications to this Agreement as may be necessary to fairly address the impact thereof, after a reasonable period of time are not successful in producing mutually acceptable modifications to this Agreement.

     11.8 Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement, without the consent of the other Party, (i) to any of its Affiliates, if the assigning Party guarantees the full performance of its Affiliates' obligations hereunder, or (ii) in connection with the transfer or sale of all or substantially all of its assets or business or in the event of its merger or consolidation with another company. In all cases the assigning Party shall provide the other Party with prompt notice of any such assignment. Any purported assignment in contravention of this Section shall, at the option of the non-

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assigning Party, be null and void and of no effect. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder.

     11.9 Counterparts. This Agreement may be executed in duplicate, both of which shall be deemed to be originals, and both of which shall constitute one and the same Agreement.

     11.10 No Agency. Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Novartis AG and Novartis on the one hand, and Vanda on the other. Notwithstanding any of the provisions of this Agreement, as between Novartis and Novartis AG on the one hand, and Vanda on the other, no Party shall at any time enter into, incur, or hold itself out to third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities undertaken or incurred by one Party in connection with or relating to the development, manufacture or sale of Compounds or Products shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party.

     11.11 Notice. As between Novartis and Novartis AG on the one hand, and Vanda on the other, all communications between the Parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to other addresses as designated by one Party to the other by notice pursuant hereto, by internationally recognized courier or by prepaid certified, air mail (which shall be deemed received by the other Party on the seventh Business Day following deposit in the mails), or by facsimile transmission or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by letter given by the close of business on or before the next following Business Day:

          If to Novartis AG, at:
          Novartis AG
          Postfach
          CH-4002 Basel, Switzerland
          Attn: General Counsel

          If to Novartis, at:
          Novartis Pharma AG
          Postfach
          CH-4002 Basel, Switzerland
          Attn: General Counsel, Pharma Legal

          If to Vanda at:
          Vanda Pharmaceuticals Inc.
          47 Hulfish Street, Suite 310
          Princeton, NJ 08542
          Attn: Patricia Nasshorn

     11.12 Headings. The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

     11.13 Entire Agreement. This Agreement contains the entire understanding of the Parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective Parties.

   ***[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGE FOLLOWS]***

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

                                        VANDA PHARMACEUTICALS, INC.


                                        By: /s/ Mihael Polymeropoulos
                                            ------------------------------------
                                            Mihael Polymeropoulos
                                            Chief Executive Officer


                                        NOVARTIS PHARMA AG


                                        By: /s/ Herve Girsault
                                            ------------------------------------
                                        Name: Herve Girsault
                                        Title: Head, Global Partnering
                                               Business Development & Licensing
                                        June 4, 2004


                                        By: /s/ Tom Chakraborti
                                            ------------------------------------
                                        Name: Tom Chakraborti
                                        Title: Senior Legal Counsel
                                        22nd June, 2004


                                        NOVARTIS AG


                                        By: /s/ Jorg Walther
                                            ------------------------------------
                                        Name: Jorg Walther
                                        Title: Authorized Signatory


                                        By: /s/ Clive S. Morris
                                            ------------------------------------
                                        Name: Clive S. Morris
                                        Title: Authorized Signatory
                                        23.06.04

                                  Schedule 1.7

NDD094 corresponds to [*]. It has the molecular formula [*] and the following structure:

[*]

----------
CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                                                    SCHEDULE 3.1

TERMS AND CONDITIONS FOR THE SALE OF COMPOUND FORM NOVARTIS TO VANDA

     Available Compound Substance and Lot Number:

     [*]   [*]

     [*]   [*]
     ---
     [*]   Total available Compound substance for technical use only
     ===

     Price per kg of Compound substance:

     [*]

     Delivery Terms:

     EX WORKS (as such term is defined in INCOTERMS 2000 of the International Chamber of Commerce in Paris: delivery to Vanda shall occur when the Compound and Product is placed at Vanda's disposal at Novartis' premises)

     NOVARTIS AND NOVARTIS AG MAKE NO REPRESENTATION OR WARRANTY THAT ANY QUANTITIES OF COMPOUND PROVIDED TO VANDA UNDER THIS AGREEMENT WILL [*].

----------
CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                      ANNEX 1- DEVELOPMENT PLAN AND BUDGET

A.   DEVELOPMENT TIMELINES

     [*]

B    CLINICAL TRIALS TO BE PERFORMED UNDER DEVELOPMENT PLAN BY VANDA:

B1   [*]

Primary objectives:

(1)  [*]

(2)  [*]

B2   [*]

Primary objectives:

(1)  [*]

(2)  [*]

----------
CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

B3   [*]

Primary objectives:

(1)  [*]

(2)  [*]

(3)  [*]

(4)  [*]

B4   [*]

Primary objectives:

(1)  [*]

(2)  [*]

(3)  [*]

----------
CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

C.   DEVELOPMENT COST

     [*]

VANDA PHARMACEUTICALS, INC.
NDD094

----------
CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                                                         ANNEX 2

                        ***[INTENTIONALLY LEFT BLANK]***

                                                                         ANNEX 3

PATENT SCHEDULE

                                       [*]

----------
CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                     ANNEX 4

                            Novartis POLICY STATEMENT

VANDA agrees to abide by the following policy statement, which is binding on all parties under contract with Novartis, and is in support of the protection of internationally proclaimed human rights, ethical and legal behaviour, fair, courteous and respectful treatment of others, and professionalism and good business practice.

Gifts, favours, kickbacks, entertainment or other offering of financial advantage to an official of a government or a government-controlled entity for the purpose of obtaining business or other services, as set out in the OECD Convention on Combating Bribery of Foreign Public Officials are not allowed. Gifts, favours or entertainment to non-governmental officials may be provided to others only if they meet all of the following criteria:

     (a) they are consistent with government regulations and customary business practices;

     (b) they are not excessive in value, and cannot be construed as a bribe or a pay-off;

     (c)  they are not in contravention of applicable law or ethical standards;
          and

     (d) they will not embarrass Novartis, VANDA, or the recipient if publicly disclosed.

VANDA shall respect the principles and rules of fair competition and shall not violate applicable antitrust laws.

VANDA hereby agrees that in its dealings on behalf of Novartis, it will take no action, directly or indirectly, that is inconsistent with the language or, spirit of this policy statement. VANDA further acknowledges and agrees that any such action will serve as grounds for immediate termination of this Agreement by Novartis.